SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U, AND 74V.

FOR PERIOD ENDING 10/31/2006
FILE NUMBER 811-6463
SERIES NO.: 9

72DD  1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                                                      $ 1,172
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                                                      $    78
        Class C                                                      $    64

73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                                                    $000.1175
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                                                    $000.0332
        Class C                                                    $000.0332


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                                                       12,830
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                                                        2,492
        Class C                                                        2,546


74V.  1 Net asset value per share (to nearest cent)
        Class A                                                      $ 22.82
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                                                      $ 21.65
        Class C                                                      $ 21.56